Exhibit 10.1

January 5, 2026

Mr. Jay W. Roth

Chairman and Chief Executive Officer

Venu Holding Corporation

1744 Telstar Drive, Suite 501

Colorado Springs, CO 80920

Re:	First Amendment to Binding Letter of Intent for Aramark Services at Venu Amphitheaters

This first amendment (this “First Amendment”) amends that certain Binding Letter of Intent for Aramark Services at Venu Amphitheaters (“Letter of Intent”) dated June 9, 2025 (the “Effective Date”) between Aramark Sports and Entertainment Services, LLC (“Aramark”) and Venu Holding Corporation (“Client”). The Letter of Intent shall be supplemented and amended as set forth below.

A.	The Letter of Intent shall remain in effect from the Effective Date, until the earlier of the Anticipated Start Date, or the date when the Parties enter into the Definitive Agreement(s), unless extended by mutual written agreement between the Parties. The Letter of Intent, as amended by this First Amendment, remains binding upon the Parties with respect to the terms and conditions contained herein.

B.	The list of Facilities at which Aramark will provide the Services to Client shall be expanded to include the following additional amphitheaters to be constructed in El Paso, Texas and the greater Houston, Texas area (each, an “Additional Facility” and collectively, the “Additional Facilities”).

C.	Client and Aramark agree that an additional equity investment of $10,005,000 (the “Additional Investment”) provided by Aramark’s affiliate, Aramark RBI, Inc., in connection herewith is specifically conditioned upon Client’s execution of this binding First Amendment. The timing of the Additional Investment will be $4,995,000 within fifteen days of the complete execution of (i) this First Amendment and (ii) the related equity documentation (e.g. Securities Purchase Agreement, Registration Rights Agreement, and Certificate of Designation), and an additional $5,010,000 on October 15, 2026. Through the Additional Investment Aramark (or its affiliate) will purchase additional shares of the Company’s Series B 4% Cumulative Convertible Preferred Stock.

D.	Aramark shall provide all Services at the Additional Facilities upon the same financial terms and conditions outlined in the Letter of Intent and also having a term commencing on the date each Additional Facility opens and ending collectively ten (10) years from the opening date of the first of the Broken Arrow, OK or McKinney, TX locations.

E.	For so long as an affiliate of Aramark continues to own the shares of preferred stock purchased in the Investment or the Additional Investment (or the shares of common stock acquired upon conversion of any of those shares, but, excluding any shares of common stock received by the holder in the form of a dividend payable on the shares of preferred stock acquired in the Investment or the Additional Investment), Client and Aramark agree that Aramark shall have a right of first refusal to provide the Services at any additional amphitheater constructed or operated by Client (or an affiliate of Client) upon mutually agreeable terms and conditions.

All capitalized terms used herein but not otherwise defined in this Letter Amendment shall have the meanings ascribed to such terms in the Letter of Intent. Except with respect to the changes effected by this Letter Amendment, the Letter of Intent continues to remain in full force and effect.

This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. This First Amendment, to the extent executed and delivered by electronic means (e.g. PDF emailed attachment), shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original executed version thereof delivered in person.

Each party acknowledges and agrees that the execution, delivery and performance of this First Amendment will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any other document, agreement or other instrument to which such party is a party, nor, to the best of such party’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any governmental authority having jurisdiction over such party. Each party has all requisite power and authority to execute and deliver, and to perform its obligations under this First Amendment. This First Amendment shall be governed by and interpreted under the laws of the State of Delaware.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter.

Best Regards,

Aramark Sports and Entertainment Services, LLC

By:	/s/ William J. Manion
Name:	William J. Manion
Title:	Vice President, Finance

Agreed to and accepted this 5th day of January, 2026, by:

Venu Holding Corporation

By:	/s/ JW Roth
Name:	JW Roth
Title:	Chairman and CEO

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